Exhibit 99.1

Company Contact:
Gretchen Paules
Tel: +1-610-825-8805
E-mail info@playmoggle.com
Website: www.playmoggle.com

Investor Relations Contact:
Andrew Haag, Managing Partner, USA
Hampton Growth, LLC
Tel: +1-877-368-3566
E-mail: mmog@hamptongrowth.com
Website: www.hamptongrowth.com

Moggle, Inc. Raises $2 Million in Equity Financing

Company to Use Proceeds to Fund Growth Initiatives

Philadelphia, PA, Nov. 26, 2010 -- Moggle, Inc. (OTC.BB: MMOG - News) ("Moggle" or the "Company"), an innovative technology company that delivers a security platform for children under the age of 18 in the global online market, announced today that it has closed on a private placement equity financing, issuing common stock for aggregate gross proceeds of  $2,000,000.

The offering was made to accredited investors in a private placement transaction in reliance upon exemptions from registration pursuant to, Regulation S, Rule 506 promulgated under Regulation D, and Section 4(2) under the Securities Act of 1933. The offering closed on November 26th, 2010. Moggle, Inc. intends to use the net proceeds from the offering for general corporate purposes and to fund its growth initiatives.

“We are very excited about our growth prospects for 2011 and beyond,” said Jo Webber, Chairman of Moggle, Inc. “We see increasing demand in the market place for our security technology that addresses the needs of both parents and children for a safe online environment in which children under the age of 18 can play, socialize, and transact. This financing will assist us further in growing our business as we prepare to implement and execute on our growth strategy.”

About Moggle, Inc.

Moggle, Inc. delivers a technology platform designed for the management of the Under 18 age group in the global online market. The Moggle technology enables online businesses to function in a manner consistent with the Children’s Online Privacy Protection Act (“COPPA”) and similar international children’s privacy laws.  Moggle technology enables the Under 18 audience to play, transact and socialize in a secure online environment guided by parental permission, oversight and control. Moggle’s first two patent-pending products are Virtual Piggy™ and Parent Match™. For more information about Moggle, please visit the Company’s website at: http://www.playmoggle.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our ability to become the licensing partner for companies, and our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the ability to successfully develop licensing programs and attract new business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.
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